Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

CAMPBELL & COMPANY ANNOUNCES EXPANSION OF MANAGEMENT TEAM

BALTIMORE, MD, March 27, 2012 – Campbell & Company today announced the expansion of the firm’s executive management team with the appointment of Steven Schneider as Chief Administrative Officer effective April 2nd.

Mr. Schneider joins Campbell with over 25 years of experience working as Chief Administrative Officer, Chief Operating Officer, and Chief Financial Officer throughout his career, primarily with large asset management firms including Bank of America/Merrill Lynch, New York Life Investment Management, and Deutsche Bank.  Most recently, Mr. Schneider was Chief Financial Officer for Ironwood Global in New York.

Steve Roussin, the firm’s President & CEO commented, “We are excited to welcome Steven to the management team at Campbell.  As we continue to accelerate and grow, Steven brings an additional set of skills that will be a benefit to those endeavors and a complement to our existing team.”  Mr. Schneider will report directly to Mr. Roussin.

Founded in 1972, Campbell & Company is a pioneer in absolute return investment management, specializing in systematic managed futures and equity market-neutral strategies.  Recognized as an innovator in quantitative modeling, Campbell’s research efforts are designed to exploit structural market inefficiencies and have delivered attractive risk-adjusted returns over time.  Campbell and its affiliates manage $3Bn in assets for a broad array of institutional and private clients around the world.

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For further information:	Tracy Wills-Zapata
Managing Director, Business Development
(410) 413-4554